Exhibit 99.1

Contact: Charles Lambert
Managing Director – Capital Markets
Medical Properties Trust, Inc.
(205) 397-8897
clambert@medicalpropertiestrust.com

MEDICAL PROPERTIES TRUST, INC. TO ACQUIRE THE REAL ESTATE ASSETS

OF THREE IASIS HOSPITALS IN $283.3 MILLION

SALE / LEASEBACK TRANSACTION

Birmingham, AL – August 14, 2013 – Medical Properties Trust, Inc. (the “Company”) (NYSE: MPW) today announced affiliates of IASIS Healthcare LLC are the sellers / lessees under the recently announced $283.3 million three hospital real estate acquisitions.

Under the terms of the transaction, which is subject to customary conditions and is expected to close during the third quarter, MPT will acquire the real estate assets of Mountain Vista Medical Center in Mesa, Arizona, which has 178 beds; Glenwood Regional Medical Center in West Monroe, Louisiana, which has 268 beds; and The Medical Center of Southeast Texas, in Port Arthur, which has 224 beds.

As part of the agreement, IASIS and MPT have agreed to adjust the rental rate, add $2.0 million of improvements funded by MPT and to extend the 2019 maturity of MPT’s existing lease of the Pioneer Valley Hospital through 2028. All of the IASIS leases are cross-defaulted and have a common initial term of 15 years.

IASIS is one of the largest for-profit acute care operators in the U.S. according to Modern Healthcare, with total annual net revenue of approximately $2.4 billion. IASIS owns and operates 19 acute care hospitals, one behavioral health hospital, several outpatient service facilities, more than 160 physician clinics, and Medicaid and Medicare managed health plans in Arizona and Utah that serve more than 176,000 members.

“We are excited about this significant expansion of our relationship with IASIS,” said Edward K. Aldag, Jr., Chairman, President and CEO of Medical Properties Trust. “This transaction demonstrates the opportunities inherent in a sale and leaseback structure for sophisticated employers of capital like IASIS that seek low cost capital while retaining control of its facilities.”

About Medical Properties Trust, Inc.

Medical Properties Trust, Inc. is a Birmingham, Alabama based self-advised real estate investment trust formed to capitalize on the changing trends in healthcare delivery by acquiring and developing net-leased healthcare facilities. These facilities include inpatient rehabilitation hospitals, long-term acute care hospitals, regional acute care hospitals, ambulatory surgery centers and other single-discipline healthcare facilities. For more information, please visit the Company’s website at www.medicalpropertiestrust.com.

The statements in this press release that are forward looking are based on current expectations and actual results or future events may differ materially. Words such as “expects,” “believes,” “anticipates,” “intends,” “will,” “should” and variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results of the Company or future events to differ materially from those expressed in or underlying such forward-looking statements, including without limitation: the capacity of the Company’s tenants to meet the terms of their agreements; Normalized FFO per share; expected payout ratio, the amount of acquisitions of healthcare real estate, if any; capital markets conditions, the repayment of debt arrangements; statements concerning the additional income to the Company as a result of ownership interests in certain hospital operations and the timing of such income; the restructuring of the Company’s investments in non-revenue producing properties; the payment of future dividends, if any; completion of additional debt arrangement, and additional investments; national and economic, business, real estate and other market conditions; the competitive environment in which the Company operates; the execution of the Company’s business plan; financing risks; the Company’s ability to maintain its status as a REIT for federal income tax purposes; acquisition and development risks; potential environmental and other liabilities; and other factors affecting the real estate industry generally or healthcare real estate in particular. For further discussion of the factors that could affect outcomes, please refer to the “Risk factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, and as updated by the Company’s subsequently filed Quarterly Reports on Form 10-Q and other SEC filings. Except as otherwise required by the federal securities laws, the Company undertakes no obligation to update the information in this press release.

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